FOR IMMEDIATE RELEASE
CONTACT:

Joseph W. Kaufmann
President and Chief Executive Officer
(484) 713-2100

KENSEY NASH REPORTS FIRST QUARTER
FISCAL YEAR 2010 FINANCIAL RESULTS

EXTON, PA, October 22, 2009 -- Kensey Nash Corporation (NASDAQ: KNSY), a leading medical technology company that provides innovative solutions and technologies for a wide range of medical procedures, today reported the results for its first quarter ended September 30, 2009.

First Quarter Snapshot and Recent Developments

•	EPS of $0.43, exceeding the high end of previous guidance of $0.40-$0.42.
•	Revenue of $19.7 million, just below the low end of previous guidance of $19.8-$20.2 million.
•	Net sales of $13.4 million, exceeding the high end of previous guidance of $13.0-$13.2 million.
•	Royalty income of $6.3 million, below our previous guidance of $6.8- $7.0 million.
•	Operating margin of 39%.
•	Operating cash flow of $8.6 million.
•	EBITDA* of $9.4 million.
•	Signed strategic distribution agreement with Synthes for certain products developed from our unique extracellular matrix (ECM) technology.

President and CEO Commentary

“We are pleased to report earnings and net sales in line with our expectations, and consistent with the comparable prior year period.  However, our royalty income was down from the prior year and sequentially. Although it is difficult to assess the exact cause for the softness in our royalties, it appears to be a combination of product mix and the negative affects of foreign currency exchange. We believe our net sales growth, particularly related to sports medicine products will be negatively affected in the short-term by the reduction in elective procedures, combined with reduced hospital inventories, caused by the current economic environment. Though we are cautious about the short-term healthcare markets, we expect to see improvement in the second half of our fiscal year. Despite these depressed economic conditions, we are confident in our ability to increase profitability and continue to invest in our exciting new product portfolio including our ECM and cartilage technologies,” commented Joe Kaufmann, President and CEO of the Company.

First Quarter Ended September 30, 2009 (First Quarter Fiscal 2010) Results

Revenues: Sales and Royalties.  Total revenues for the quarter of $19.7 million decreased 2% from total revenues of $20.1 million in the prior year first quarter.

Net sales were essentially flat at $13.4 million when compared to the prior fiscal year comparable period. Net sales of biomaterials products were $12.6 million compared to $12.7 million in the comparable prior fiscal year period, but in line with the Company expectations. Orthopaedic sales, consisting primarily of sports medicine and spine products, decreased from $8.0 million to $6.4 million. Net sales of spine products decreased $1.0 million to $2.7 million in the first quarter of fiscal 2010 from $3.7 million in the prior fiscal year comparable quarter. Fiscal year 2009 spine sales included a one-time cancellation fee of $825,000 for a research and development project. Net sales of sports medicine products decreased $400,000 or 10% but were in line with the Company expectations.  Cardiovascular sales of $4.9 million, consisting primarily of vascular closure product components to St. Jude Medical (NYSE: STJ), increased from $4.0 million in the prior fiscal year period.  The Company expects fiscal year 2010 cardiovascular sales growth to be at the low single digit percentage level.

Endovascular sales during the quarter increased to $858,000 from $792,000 in the comparable prior fiscal year period, primarily due to the recognition of milestone revenue under the research and development agreement with Spectranetics. Spectranetics has indicated to the Company that it plans to discontinue sales of the SafeCross products.  In addition, the QuickCat manufacturing will be transferred to Spectranetics at the end of December 2009. Following the second quarter of fiscal 2010, the Company expects its manufacturing of endovascular products will be limited to the ThromCat product. The Company continues to work with Spectranetics under a milestone driven research and development agreement, and may earn additional milestones and royalties based on future Spectranetics’ product sales.

Royalty income for the first quarter of fiscal 2010 was $6.3 million, compared to $6.7 million in the comparable prior fiscal year period. Royalty income in the first quarter of fiscal 2010 included $4.9 million in Angio-Seal™ royalties and $1.4 million in royalties from Orthovita, Inc. (NASDAQ: VITA). Angio-Seal™ royalties which were also negatively effected by foreign exchange rates, decreased by approximately $400,000 in the first quarter of fiscal 2010 over the prior fiscal year comparable quarter. Royalties from Orthovita were flat compared to the prior fiscal period.

Earnings Per Share.  First quarter diluted earnings per share were $0.43, compared to diluted earnings per share of $0.43 for the same period of fiscal 2009.

During the first quarter of fiscal 2010, the Company’s total tax-effected equity compensation expense was $445,000, an increase from $191,000 in the prior year comparable period. First quarter fiscal 2010 equity compensation expense was higher than the comparable prior year period primarily because fiscal 2010 expense included amortized expense related to two years of equity grants, while first quarter fiscal 2009 equity compensation expense primarily included amortized expense for only one year of equity grants, as a result of the fiscal 2008 acceleration of stock awards triggered by a third party’s significant open market purchase of the Company’s Common Stock.  Also negatively effecting earnings per share was a $305,000 decrease in interest income in the first quarter of fiscal 2010 compared to the prior fiscal year comparable quarter, primarily due to the significant decrease in interest rates.

During the quarter ended September 30, 2009, the Company generated cash from operations of $8.6 million and, at September 30, 2009, had $86.9 million of cash and investment balances and total debt of $32.4 million.

Supplemental Sales Data.  Details of the Company’s net sales for the first quarters of fiscal 2010 and 2009 are summarized below.

	Three Months Ended September 30,		Year over Year
($ millions)	2009	2008	% Change
Biomaterials Products
Orthopaedic Products
Sports Medicine Products	$3.6	$4.0	(10%)
Spine Products	$2.7	$3.7	(27%)
Other Orthopaedic Products	$0.08	$0.2	(61%)
Total Orthopaedic Products	$6.4	$8.0	(19%)
Cardiovascular Products	$4.9	$4.0	24%
Other Biomaterial Products	$1.2	$0.7	68%
Biomaterials Products	$12.6	$12.7	(1%)
Endovascular Products	$0.9	$0.8	8%
Total Net Sales -	$13.4	$13.5

Fiscal 2010 Guidance

The Company currently expects total revenues for fiscal year 2010 will be in a range of $82.5 to $86 million, and that net sales and royalties will be in the ranges of $55.5 to $57 million and $27 to $29 million, respectively.

The Company currently expects diluted earnings per share for fiscal 2010 will be in a range of $1.76 to $1.80, which is consistent with its previous guidance.  Included in the Company’s fiscal 2010 guidance is an estimated second quarter pre-tax severance charge of $850,000 expected to be incurred in connection with a cost reduction plan primarily associated with reduced endovascular activities and lower production volume. Excluding the pre-tax severance charge, the Company expects fiscal 2010 adjusted diluted earnings per share* guidance to be in a range of $1.81 to $1.85.

Fiscal 2010 will include a significant investment in research and development, with total spending for fiscal 2010 estimated to be approximately $20 million.  The Company plans to increase its focus on the cartilage repair product during this year, where efforts will be dedicated to clinical programs to further this product toward regulatory approvals.  In addition, the Company currently expects to launch several new products, including its extracellular matrix (ECM) product line, in the second half of the fiscal year. Also included in the EPS estimate is an expected increase, compared to fiscal 2009, of an estimated additional $1.8 million in stock-based compensation expense for fiscal 2010.  This higher stock-based compensation expense is primarily due to the fiscal 2008 acceleration of stock-based awards that was triggered by a third party’s significant open market purchase of the Company’s Common Stock.

The Company is currently estimating that second quarter fiscal 2010 total revenues will be in the range of $19.3 to $20.1 million.  Net sales are currently expected to be in the range of $12.5 to $13.0 million, and royalties are currently expected to be in the range of $6.8 to $7.1 million.  The Company currently expects second quarter fiscal 2010 diluted earnings per share of $0.37 to $0.40. Excluding the fiscal 2010 second quarter pre-tax severance charge of $850,000 discussed above, the Company expects fiscal 2010 second quarter adjusted diluted earnings per share* guidance to be in a range of $0.42 to $0.45.

The Company currently expects that its operating margins will continue to exceed 35% in fiscal 2010 and its balance sheet will continue to be strengthened by adding cash from operations in excess of $25.0 million.

Stock Repurchase Update. On March 18, 2009, the Company announced that its board of directors approved a stock repurchase program allowing the Company to repurchase up to a total of 600,000 of its issued and outstanding shares of Common Stock. During the quarter ended September 30, 2009, the Company repurchased 32,142 shares of Common Stock at a total cost of approximately $804,000, or an average market price of $24.96 per share, under this program using available cash.  As of September 30, 2009, there were 159,063 shares remaining for repurchase under the current 600,000 stock repurchase program, and the Company had 11,128,491 shares of Common Stock outstanding.

Income taxes.  The Company currently estimates that its fiscal 2010 effective tax rate will be between 33% and 34%.  The Company’s effective tax rate for fiscal 2009 was approximately 33%.  In the course of estimating the Company’s annual effective tax rate and recording its quarterly income tax provision, the Company considers many factors including its expected earnings, state income tax apportionment, estimated manufacturing and research and development tax credits, non-taxable interest income and other estimates. Material changes in, or differences from, these estimates could have a significant impact on the Company’s effective tax rate.

* EBITDA and adjusted diluted earnings per share excluding after-tax severance charges are non-GAAP financial measures and should not be considered replacements for GAAP results or guidance.  For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying table to this release.

Conference Call and Webcast.  The Company will host a conference call on Thursday, October 22, 2009 at 9:00 a.m. Eastern Time.  To participate in the conference call, interested parties should dial 1-612-332-0335.  In addition, a live webcast of the call can be accessed by visiting the Investor Relations page under the Conferences & Webcasts link of the Kensey Nash website at www.kenseynash.com and clicking on Webcast.  The teleconference call will also be available for replay starting Thursday, October 22, 2009 at 11:00 a.m. Eastern Time through Thursday, October 29, 2009 at 11:59 p.m. Eastern Time by dialing 1-800-475-6701 with an access code of 118468.

About Kensey Nash Corporation. Kensey Nash Corporation is a leader in developing, manufacturing and processing resorbable biomaterial products, incorporating its proprietary collagen and synthetic polymer technologies.  This expertise is used to develop and commercialize its products through strategic partners. The Company has an extensive range of products, which are sold in multiple medical markets, including, the cardiology, orthopaedic, sports medicine, spine, endovascular and general surgery markets. The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal™ Vascular Closure Device, which is licensed to St. Jude Medical, Inc.

Cautionary Note for Forward-Looking Statements.  This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities, including financial forecasts for the second quarter of fiscal 2010 and the full year fiscal 2010 under the caption “Fiscal 2010 Guidance” and other captions.  The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements.  The Company cautions that a number of risks, uncertainties and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, current economic conditions, foreign currency fluctuations, risks associated with the Company’s continued research and development efforts with respect to the endovascular products (including the risk that those efforts will not be successful and that some of the associated milestone payments will not be received), Spectranetics’ success in selling the endovascular products, the Company's success in distributing its products into the marketplace, the Company's dependence on three major customers (St. Jude Medical, Arthrex and Orthovita) and their success in selling Kensey Nash related products in the marketplace, the impact of product recalls and other manufacturing issues, the Company’s success in its research and development efforts in its cartilage repair and extracellular matrix technologies programs, Synthes’ success in selling the Company’s extracellular matrix products, the completion of additional clinical trials in both the U.S. and Europe to support regulatory approval of future generations of its products and competition from other technologies.  For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s SEC filings, including the disclosure under “Risk Factors” in those filings.  Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

– FINANCIAL INFORMATION TO FOLLOW –

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months
	Ended September 30,
	2009	2008
Revenues:
Net sales
Biomaterial sales	$12,575,046	$12,671,939
Endovascular sales	857,656	791,786
Total net sales	13,432,702	13,463,725
Royalty income	6,309,116	6,685,958
Total revenues	19,741,818	20,149,683
Operating costs and expenses:
Cost of products sold	5,538,400	5,713,455
Research and development	4,275,571	4,423,749
Selling, general and administrative	2,179,931	2,285,599
Total operating costs and expenses	11,993,902	12,422,803
Income from operations	7,747,916	7,726,880
Interest and other (expense)/income, net	(380,660)	127,819
Pre-tax income	7,367,256	7,854,699
Income tax expense	2,486,447	2,607,142
Net income	$4,880,809	$5,247,557
Basic earnings per share	$0.44	$0.45
Diluted earnings per share	$0.43	$0.43

Weighted average common shares outstanding	11,121,111	11,767,792
Diluted weighted average common shares outstanding	11,476,478	12,299,890

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	June 30,
	2009	2009
Assets
Current assets:
Cash, cash equivalents and investments	$86,887,814	$79,704,386
Trade receivables	4,903,491	4,657,850
Other receivables	6,318,252	6,788,877
Inventory	10,797,045	10,585,065
Prepaid expenses and other assets	1,060,518	941,966
Deferred tax asset, current	2,409,477	2,490,406
Total current assets	112,376,597	105,168,550
Property, plant and equipment, net	56,989,194	57,972,895
Deferred tax asset, non-current	1,257,051	807,538
Other non-current assets	7,243,465	7,141,447
Total assets	$177,866,307	$171,090,430

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$9,293,915	$7,642,049
Other current liabilities	396,230	295,764
Current portion of debt	1,399,997	1,399,997
Deferred revenue	762,906	782,906
Total current liabilities	11,853,048	10,120,716
Long term portion of debt	31,033,333	31,383,333
Long term portion of deferred revenue	1,849,616	1,808,902
Other non-current liabilities	4,955,013	4,502,900
Total stockholders' equity	128,175,297	123,274,579
Total liabilities and stockholders' equity	$177,866,307	$171,090,430

Non-GAAP Financial Measures and Reconciliations

As used herein, “GAAP” refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

First Quarter Fiscal 2010 Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Three Months Ended
September 30, 2009
($ millions)
Net Income - GAAP	$4.9
Income Tax Expense	2.5
Interest Income	(0.2)
Interest Expense	0.5
Depreciation and Amortization	1.7
EBITDA	$9.4

Second Quarter and Full-Year Fiscal 2010 Earnings Guidance Reconciliation

	Three Months Ending		Twelve Months Ending
	December 31, 2009		June 30, 2010

	Range		Range
	Low	High	Low	High
Diluted Earnings Per Share - GAAP	$0.37	$0.40	$1.76	$1.80
Severance Charges (a)	0.05	0.05	0.05	0.05
Adjusted Diluted Earnings Per Share	$0.42	$0.45	$1.81	$1.85

(a) Diluted earnings per share guidance for the second quarter and full-year of fiscal 2010 includes approximately $850,000 in severance charges ($565,000 in after-tax charges), or $0.05 per share tax-effected, expected to be incurred in connection with a cost reduction plan primarily associated with reduced endovascular activities and lower production volume.

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures, such as EBITDA and Adjusted Diluted Earnings Per Share.   EBITDA represents our GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted Diluted Earnings Per Share is adjusted from our GAAP results to exclude certain expenses described above.  These non-GAAP adjustments are provided to enhance the user's overall understanding of our historical and current financial performance and our prospects for the future.  We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results.

These non-GAAP measure will provide investors and management with an alternative method for assessing Kensey Nash’s operating results in a manner consistent with future presentation.  Further, these non-GAAP results are one of several primary indicators management uses for planning and forecasting in future periods.  The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.